Exhibit 6.14

AMENDED AGREEMENT

Reference is hereby made to:

February 1st, 2015

&

December 2nd, 2013

Agreements

by and between

GlobalTech Holdings, Inc.

and

Robert Thomas III (and/or affiliates)

Dated January 7, 2018

AGREEMENT by and between GlobalTech Holdings, Inc., hereinafter referred to as GlobalTech, and Robert Thomas III, hereinafter referred to as Thomas, both hereinafter referred or as a "Party" and collectively as the "Parties."

Whereas, GlobalTech issued 20,887,500 shares of Common Stock to purchase Live Oak Pond Farm, as of December 2nd, 2013, and

Whereas, GlobalTech agreed that the current principals of Whispering Pines, Inc. will manage Live Oak Pond Farm, until the said Common Stock of GlobalTech could be converted to pay the outstanding debt on the Live Oak Pond Farm property totaling $2,895,000, and

Whereas, under the terms of the agreement, the principals of Polyidus OROS, LLC, holders of the 20,887,500 shares of common stock of GlobalTech, shall execute such sale of the common stock of GlobalTech when the net share price shall warrant the required value to extinguish the debt on Live Oak Pond Farm, and

Whereas, if Thomas or his company, Polyidus OROS, LLC and its principals elect to retain said stock, the required liquidation of the note on Live Oak Pond Farm will become due and payable at such time and at such time, these principals shall deliver a free and clear title of Live Oak Pond Farm to GlobalTech, and

Whereas, the 20,887,500 shares were subsequently conveyed to a firm who represented that it would market this stock but in fact no stock was marketed Thomas is attempting to recover this stock, and

Whereas, in connection with these transactions, Thomas is the holder of a Promissory Note of GlobalTech dated February 1, 2015, hereinafter referred or as the Note, and

Whereas, said Note has at present a balance due of $2,542,500.00, and

Whereas, the Parties wish to settle the Note on the terms and conditions contained herein,

Now, Therefore, in consideration for the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Payment of Note. Thomas hereby accepts Two Million, Five Hundred and Forty Two Thousand, Five Hundred (2,542,500) shares of the Common Stock of GlobalTech, par value $0.0001, as payment in full for the Note. Such shares shall be referred to herein as the "Shares."

Thomas will execute a general warranty deed acceptable to GlobalTech on the Live Oak property in favor of GlobalTech.

Section 2. Registration of Shares. GlobalTech shall amend its Regulation A filing with the Securities and Exchange Commission or make Thomas a selling shareholder or otherwise take such action as is needed or make the Shares freely tradable securities.

Section 3. Return of Earlier Stock Issued. Thomas agrees to recover the stock it conveyed to the firm that promised to market this stock. When this stock is recovered, Thomas shall convey it back to GlobalTech. GlobalTech shall, in the meantime, cooperate with Thomas in his efforts to recover this stock and shall instruct its transfer agent or block the transfer of this stock. The Parties agree or cooperate and keep each other fully informed of their efforts and related events in this matter.

Section 4. Further Assurances. The Parties will execute such further documents and action necessary or appropriate to carry out the purposes of this Agreement.

Section 5. Amendments in Writing. No amendment or addition to this Agreement shall be effective unless agreed to in writing by the Parties. All amendments or additions will be executed in the form of an Addendum to this Agreement constituting an integral part thereof.

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Section 6. Notices. All notices or requests in connection with this Agreement shall be in writing. Such notices may be sent by verified facsimile transmission followed by registered or certified mail, or by registered or certified mail.

Section 7. Addresses. For all official correspondence, the Parties shall use the addresses, phone and fax numbers of each other stipulated below in this Agreement. The Parties must promptly inform each other about all changes in their addresses and telecommunication numbers.

Ormand Hunter

President

GlobalTech Holdings, Inc.

116 Lakewood Drive

Thomasville, GA 31792

Telephone number 229-224-8636

Email address is hunter@GlobalTechhldgs.com.

with a copy, which shall not constitute notice to:

John E. Lux, Esq.

Lux Law, pa

1629 K Street, Suite 300
Washington, DC 20006
Phone: 202-780-1000
Fax: 727-474-9810

Robert Thomas III

PO Box 638

Thomasville, GA 31792

Section 8. Waiver. The waiver by a Party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by a Party. All waivers must be express, in writing, and signed. All waivers will be strictly construed.

Section 9. Rights and Obligations. The rights and obligations of a Party under this Agreement shall inure to the benefit of and shall be binding upon a Party's employees, directors, officers, agents, affiliates, associates, successors and assigns.

Section 10. Disputes. Disputes under this Agreement shall be submitted to binding arbitration by the American Arbitration Association in Valdosta, Georgia in English. A Party shall be entitled to enforce any of the protective provisions of this Agreement by court order without posting bond. A Party may obtain a court order to enforce any protective provision of this Agreement.

Section 11. Integration. This Agreement replaces all written or oral prior agreements about the subject matter between the Parties.

IN WITNESS WHEREOF, the Parties hereto, by their respective officers duly authorized, have caused this Agreement to be duly executed and delivered as of the date first above written.

GlobalTech Holdings, Inc.

By: /s/ Ormand Hunter, President

       Ormand Hunter

/s/ Robert Thomas III

Robert Thomas III

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